Exhibit 99.1

[LOGO] sicor inc.                                                   News Release
--------------------------------------------------------------------------------

Contact: Laurie W. Little
         SICOR Inc.
         (949) 455-4879

FOR IMMEDIATE RELEASE

               SICOR REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

      IRVINE, CA - April 24, 2003 - SICOR Inc. (Nasdaq:SCRI) today announced that total revenue for the first quarter of 2003 increased 17% to $128.4 million compared to $109.6 million for the first quarter of 2002 due mainly to increased sales of finished dosage products in the United States. Gross margins increased to 54.0% in the first quarter of 2003 from 53.2% in the first quarter of 2002 as a result of an improved product mix.

      Net income applicable to common shares for the quarter ended March 31, 2003 increased 17% to $26.3 million, or $0.22 per share on a diluted basis, compared to net income of $22.5 million, or $0.19 diluted earnings per share in the comparable quarter ended March 31, 2002.

Operating Expenses

      Research and development expenses increased 51% to $7.5 million for the first quarter of 2003 compared to $5.0 million in the comparable quarter of the prior year. This increase was primarily due to higher new product development expenses in the Company's U.S. finished dosage and European biotechnology operations.

      Selling, general and administrative expenses during the first quarter of 2003 increased 18% to $17.2 million as compared to $14.5 million in the same period a year earlier. This increase primarily reflected higher insurance and other administrative expenses. As a percentage of total revenue, SG&A expenses were 13% in the first quarters of both 2003 and 2002.

      "SICOR delivered strong operating results this quarter, further demonstrating our ability to execute on our business strategy," stated Marvin Samson, president and chief executive officer. "We filed four new applications with the FDA, received four product approvals, including three final approvals and one tentative approval, launched three new products into the U.S. market and began

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       19 Hughes # Irvine, CA 92618 # (949) 455-4700 # (949) 457-2894 Fax

SICOR REPORTS FIRST QUARTER 2003
FINANCIAL RESULTS
2-2-2

expanding our sales force to take advantage of our unique position in the market and expand the reach of our oncology franchise.

      "In addition, each of our business units continued to seek out new and exciting opportunities to further grow our business," continued Samson. "Our biotech operations are developing complex protein drug products, which we believe will be SICOR's future growth driver, our finished dosage operations are building expertise in suspension and emulsion formulation through innovative development and expertise, and our active pharmaceutical ingredients business is expanding its customer base with new client opportunities. We believe that with all these new ventures, SICOR's future remains promising."

2003 Financial Outlook

      Based upon the results of the first quarter of 2003, SICOR remains comfortable with previous guidance, with revenues in the range of $525 million to $550 million and diluted earnings per share in the range of $0.92 to $0.98 per share on an annual basis for 2003.

      As previously announced, the Company will hold a conference call on Thursday, April 24, 2003 at 10:00 a.m. (Eastern Time) to review the results of the first quarter of 2002 and discuss the outlook for the rest of the year. The public is invited to listen to this conference call by dialing 877-259-4795 at least 10 to 15 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the internet by visiting our website at http://www.sicorinc.com. To listen to this call live on the Internet, visit the investor page of SICOR's Web site at least 20 minutes early (to download and install any necessary audio software).

      SICOR Inc. is a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals. Using internal research and development capabilities, together with operational flexibility and manufacturing and regulatory expertise, SICOR is able to take a wide variety of products from the laboratory to the worldwide market. Leveraging these capabilities, SICOR concentrates on products and technologies that present significant barriers to entry or offer first-to-market opportunities. SICOR operates

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       19 Hughes # Irvine, CA 92618 # (949) 455-4700 # (949) 457-2894 Fax

SICOR REPORTS FIRST QUARTER 2003
FINANCIAL RESULTS
3-3-3

several manufacturing facilities in the U.S., Western and Eastern Europe and Mexico, while maintaining its corporate headquarters in Irvine, California. For more information, please visit our website at www.sicorinc.com.

         This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements including whether SICOR will realize long-term growth, whether SICOR will achieve targeted top-line and bottom-line financial results for 2003, whether financial performance will be consistent, whether SICOR will deliver sustainable returns for its shareholders, whether SICOR's formula for success is working, whether SICOR's biotech operation will deliver future growth for the company, and those matters set forth in the risk factors section of SICOR's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. These forward looking statements represent the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward looking statements.

                                     # # #

       19 Hughes # Irvine, CA 92618 # (949) 455-4700 # (949) 457-2894 Fax

                                   SICOR Inc.
                             PRESS RELEASE SUMMARY
                       First Quarter Ended March 31, 2003
                                    ($000's)

                                                        Three months ended
                                                             March 31,
                                                     ------------------------
Income Statement Data:                                 2003            2002
----------------------                               --------        --------

Net revenues                                         $128,416        $109,553

Costs and expenses:
  Cost of sales                                        59,064          51,239
  Research and development                              7,488           4,958
  Selling, general and
    administrative                                     17,164          14,524
  Write-down of long-lived assets                          --           1,229
  Amortization of intangibles                             952             942
                                                     --------        --------
Operating income                                       43,748          36,661
Interest and other income
  (expense), net                                         (233)           (498)
                                                     --------        --------
Income before income taxes                             43,515          36,163
Provision for income taxes                            (17,173)        (13,130)
                                                     --------        --------
Net income                                             26,342          23,033
Dividends on preferred stock                               --            (580)
                                                     --------        --------
Net income applicable to
  common shares                                      $ 26,342        $ 22,453
                                                     ========        ========

Net income per share:
  Basic                                              $   0.22        $   0.19
  Diluted                                            $   0.22        $   0.19

Weighted average number of
  common shares:
  Basic                                               117,665         115,529
  Diluted                                             120,345         119,649

Balance Sheet Data:                                  03/31/03         12/31/02
----------------------                               --------         --------
                                                                      (audited)
Assets:
  Cash and short-term investments                    $227,561        $199,823
  Accounts receivable, net                             95,388          84,707
  Inventory, net                                       82,329          75,870
  Other current assets                                 47,598          39,820
  Property and equipment, net                         187,258         186,616
  Long-term investments                               115,368         130,416
  Intangibles, net                                    110,154         111,022
  Other assets                                         35,943          35,104
                                                     --------        --------
    Total assets                                     $901,599        $863,378
                                                     ========        ========

Liabilities and stockholders'
  equity:
  Current liabilities                                $142,486        $133,121
  Other liabilities                                    29,465          30,272
  Deferred taxes                                       14,306          14,535
  Stockholders' equity                                715,342         685,450
                                                     --------        --------
    Total liabilities and
      stockholders' equity                           $901,599        $863,378
                                                     ========        ========


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                                   SICOR Inc.
                             PRESS RELEASE SUMMARY
                       First Quarter Ended March 31, 2003
                                    ($000's)

                                                     Three months ended
                                                          March 31,
                                                     ------------------
                                                     2003          2002
                                                     ----          ----
Supplementary Financial Information:

Revenue Data:

    Propofol                                            29%          36%
    Other finished dosage                               48%          40%
                                                     -----        -----
  Total finished dosage                                 77%          76%
  Active pharmaceutical ingredients                     21%          23%
  Generic biopharmaceuticals                             2%           1%
                                                     -----        -----
                                                       100%         100%
                                                     =====        =====

Investor Data:

  Gross margin                                          54%          53%
  Research and development                               6%           5%
  Selling, general and administrative                   13%          13%
  Operating income                                      34%          33%
  Effective tax rate                                    39%          36%